Exhibit 10.6

WORLD WRESTLING ENTERTAINMENT, INC.
AMENDED AND RESTATED BOOKING CONTRACT

     This World Wrestling Entertainment, Inc. Booking Contract (“Agreement”), originally made effective as of March 30, 2006 and amended and restated as of January 1, 2012, by and between WORLD WRESTLING ENTERTAINMENT, INC., a Delaware corporation, with its principal place of business at 1241 East Main Street, Stamford, Connecticut 06902 (hereinafter referred to as "PROMOTER"), and PAUL LEVESQUE (hereinafter referred to as "WRESTLER").

PREMISES

     WHEREAS, PROMOTER is duly licensed, as required, to conduct professional wrestling exhibitions and is actually engaged in the business throughout the world of organizing, publicizing, arranging, staging, conducting professional wrestling exhibitions and/or Events, as defined below, and representing professional wrestlers in the promotion and exploitation of a professional wrestler's name, likeness and personality; and

     WHEREAS, PROMOTER has established a worldwide network of television stations which regularly broadcast PROMOTER's wrestling programs for purposes of publicizing PROMOTER's professional wrestling exhibitions and/or Events, as defined below, and PROMOTER has established a network of cable, satellite and internet organizations which regularly broadcast, transmit, stream and exhibit PROMOTER's professional wrestling Events on a pay-per-view and subscription basis; and in addition thereto, PROMOTER has developed and produced certain other television programs, which are also used to publicize, display and promote PROMOTER's professional wrestling exhibitions; and

     WHEREAS, PROMOTER's business operations afford WRESTLER opportunities to wrestle and obtain public exposure which will increase the value of his wrestling services and his standing in the professional wrestling community and entertainment industry; and

     WHEREAS, WRESTLER is duly licensed, as required, to engage in professional wrestling exhibitions and/or Events, as defined below, and is actually engaged in the business of performing as a professional wrestler; and

     WHEREAS, WRESTLER is a performing artist and the professional wrestling exhibitions arranged by PROMOTER constitute demonstrations of wrestling skills and abilities designed to provide athletic-styled entertainment to the public, and such professional wrestling exhibitions and Events constitute entertainment and are not competitive sports; and

     WHEREAS, WRESTLER desires PROMOTER to arrange professional wrestling exhibitions and/or Events, as defined below, for WRESTLER and to assist WRESTLER in obtaining public exposure through live exhibitions, television programs, public appearances, and merchandising activities, or otherwise;

     NOW THEREFORE, in consideration of the mutual promises and agreements as set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound, do hereby agree as follows:

1. BOOKING

1.1 WRESTLER hereby grants exclusively to PROMOTER, and PROMOTER hereby accepts, the following worldwide rights:

     (a) During the Term of this Agreement, the exclusive right to engage WRESTLER’s performance in wrestling matches at any professional wrestling exhibitions whatsoever, as well as at appearances at any other events, engagements or entertainment programs in which WRESTLER performs services as a professional wrestler or which are related to sports entertainment (collectively, the “Events”), whether such Events are staged before a live audience, in a television broadcast studio, on location or by promotions to whom WRESTLER’s services are assigned by PROMOTER for developmental, training or other purposes, or otherwise. Pursuant to Section 13.5 herein and during the Term of this Agreement, WRESTLER acknowledges and agrees that PROMOTER, in its sole discretion, shall have the right to assign WRESTLER’s obligations under this Agreement for any period of time as PROMOTER sees fit to other promoters in order to enhance or improve WRESTLER’s overall wrestling abilities, in-ring skills, conditioning, or other attributes deemed necessary by PROMOTER.

     (b) During the Term and thereafter as provided for in this Agreement, the right to sell or otherwise distribute tickets of admission to the general public for viewing of any or all of the Events that include the performance or appearance of WRESTLER, as well as the right to exhibit, broadcast and transmit the Footage, as defined in Section 2.1, via closed circuit transmission, pay-per-view transmission, subscription transmission (e.g., subscription video on demand), video on demand transmission, video exhibition, or any other medium now known or hereinafter discovered.

     (c) During the Term of this Agreement and thereafter as provided for in this Agreement, the right to solicit, negotiate, and enter into agreements for and on behalf of WRESTLER for the exploitation of WRESTLER Intellectual Property, as defined herein below, through any means whatsoever including internet websites, merchandising, commercial tie-ups, publishing, personal appearances, performances in non-wrestling events, and endorsements.

1.2 In consideration of WRESTLER's granting of rights, license and other services, as set forth herein, and provided WRESTLER shall faithfully and fully perform all obligations hereunder, PROMOTER shall endeavor to book WRESTLER as an individual or as a member of a group, which determination shall be made in PROMOTER’s sole discretion, in wrestling matches at various Events.

2. WORKS

2.1 WRESTLER hereby grants to PROMOTER the exclusive right during the Term to video tape, film, photograph, or otherwise record, or to authorize others to do so, by any media now known or hereinafter discovered, WRESTLER's appearance, performance, commentary, and any other work product for or related to the Events or for or related to any and all of the services performed by WRESTLER pursuant to the terms herein. (These recordings by tape, film, photograph, disc, or otherwise are collectively referred to herein as the "Footage").

2.2 Notwithstanding the termination of this Agreement for any reason, and notwithstanding any other provision of this Agreement, PROMOTER shall have the right to produce, reproduce, reissue, manipulate, reconfigure, license, manufacture, record, perform, exhibit, broadcast, or otherwise disseminate the Footage in perpetuity by any form of media, now or hereafter devised (including without limitation, free, cable, pay cable, closed circuit and pay-per-view television, the internet, video on demand, and subscription video on demand).

2.3 WRESTLER's appearance, performance and work product in connection in any way with the Events, Footage, WRESTLER’s services and the rights granted herein shall be deemed work for hire; and notwithstanding the termination of this Agreement, PROMOTER shall own, in perpetuity, all Footage and all of the rights, results, products and proceeds in and to, or derived from the Events, Footage, WRESTLER’s services and the rights granted herein (including without limitation, all incidents, dialogue, characters, actions, routines, ideas, gags, costumes or parts of costumes, accessories, crowns, inventions, championship, title or other belts (if applicable), and any other tangible or intangible materials written, composed, submitted, added, improvised, or created by or for WRESTLER in connection with the Events, Footage, WRESTLER’s services and the rights granted herein) and PROMOTER may obtain copyright and/or trademark and/or any other legal protection therefor, now known or hereinafter discovered, in the name of PROMOTER and/or on behalf of PROMOTER's designee.

2.4 If PROMOTER directs WRESTLER, either singly or in conjunction with PROMOTER, to create, design or develop any copyrightable work (herein referred to as a "Development"), such Development shall be deemed work for hire and PROMOTER shall own such Development. All Footage and Developments referred to in this Agreement are collectively referred to as "Works".

2.5 All Works and WRESTLER's contributions thereto shall belong solely and exclusively to PROMOTER in perpetuity notwithstanding any termination of this Agreement. To the extent that such Works are considered: (i) contributions to collective works, (ii) a compilation, (iii) a supplementary work and/or (iv) as part or component of a motion picture or other audio-visual work, the parties hereby expressly agree that the Works shall be considered "works made for hire" under the United States Copyright Act of 1976, as amended (17 U.S.C. § 101 et seq.). In accordance therewith, all rights in and to the Works shall belong exclusively to PROMOTER in perpetuity, notwithstanding any termination of this Agreement. To the extent that such Works are deemed works other than "works made for hire," WRESTLER hereby irrevocably assigns in perpetuity to PROMOTER all right, title and interest in and to all rights in such Works and all renewals and extensions of the copyrights or other rights that may be secured under the laws now or hereafter in force and effect in the United States of America or any other country or countries.

3. INTELLECTUAL PROPERTY

3.1 All service marks, trademarks and other distinctive and identifying indicia used by WRESTLER prior to the Effective Date in connection with the business of professional wrestling, including but not limited to WRESTLER’s legal name, nickname, ring name, likeness, personality, character, caricatures, signature, costumes, props, gimmicks, gestures, routines and themes, which are owned by WRESTLER or in which WRESTLER has any rights anywhere in the world (collectively, the "WRESTLER Intellectual Property") are described and identified on Exhibit A attached hereto and incorporated herein by reference. WRESTLER hereby assigns to PROMOTER the right during the Term and thereafter as provided for in this Agreement including any Sell Off Period set forth in Section 4.3 and PROMOTER hereby accepts all worldwide right, title and interest in and to WRESTLER’s Intellectual Property, including, but not limited to, the rights to license, reproduce, manipulate, promote, expose, exploit and otherwise use the WRESTLER Intellectual Property. WRESTLER further acknowledges and agrees that PROMOTER shall own in perpetuity all Footage, as defined in Section 2.1 of the Agreement, and that PROMOTER shall have perpetual rights in the Footage, as set forth in Section 2.2 of this Agreement.

3.2 Except for the WRESTLER Intellectual Property specifically set forth on Exhibit A, any intellectual property rights, including but not limited to trademarks, service marks, copyrighted works, and/or distinctive and identifying indicia, including ring name, nickname, likeness, personality, character, caricatures, signature, props, gestures, routines, themes, incidents, dialogue, actions, gags, costumes or parts of costumes, accessories, crowns, inventions, championship, title or other belts (if applicable), and any other items of tangible or intangible property written, composed, submitted, added, improvised, created and/or used by or associated with WRESTLER's performance in the business of professional wrestling or sports entertainment which were procured, owned or created by PROMOTER during the Term or those which were procured, owned or created by PROMOTER prior to the Term and which are described and identified on Exhibit B attached hereto and incorporated herein by reference (collectively the "PROMOTER Intellectual Property") shall belong to PROMOTER, in perpetuity, with PROMOTER retaining all such ownership rights exclusively throughout the world notwithstanding any termination of this Agreement.

3.3 PROMOTER may from time to time during the Term create or develop trademarks, service marks, and/or distinctive and identifying indicia, including ring name, nickname, likeness, personality, character, caricatures, signature, props, gestures, routines, themes, incidents, dialogue, actions, gags, costumes or parts of costumes, accessories, crowns, inventions, championship, title or other belts (if applicable), and any other items of tangible or intangible property written, composed, submitted, added, improvised, created and/or used by or associated with WRESTLER's performance in the business of professional wrestling or sports entertainment which WRESTLER acknowledges shall belong to PROMOTER, in perpetuity, with PROMOTER retaining all such ownership rights exclusively throughout the world notwithstanding any termination of this Agreement. In addition, WRESTLER agrees to assign and relinquish to PROMOTER any and all claims of ownership and/or good will that may be acquired by WRESTLER now or in the future to and from such character name and image. With respect to all of the foregoing, WRESTLER agrees to immediately execute an amendment to this Agreement to add to Exhibit B any additional intellectual property rights created pursuant to this Section 3.3 as PROMOTER Intellectual Property.

3.4 WRESTLER Intellectual Property and PROMOTER Intellectual Property are hereinafter collectively referred to as "Intellectual Property."

3.5 WRESTLER agrees to cooperate fully and in good faith with PROMOTER for the purpose of securing and preserving PROMOTER's rights in and to the Intellectual Property. In connection herewith, WRESTLER acknowledges and hereby grants to PROMOTER the exclusive worldwide right during the Term of this Agreement (with respect to WRESTLER Intellectual Property) and in perpetuity (with respect to PROMOTER Intellectual Property) to apply for and obtain trademarks, service marks, copyrights and other registrations throughout the world in PROMOTER's name and/or on behalf of PROMOTER’s designee and to enforce any and all of PROMOTER’s rights therein. At PROMOTER's expense and request, PROMOTER and WRESTLER shall take such steps, as PROMOTER deems necessary, for any registration or any litigation or other proceeding, to protect and enforce any and all of PROMOTER's rights in the WRESTLER Intellectual Property and/or PROMOTER Intellectual Property and/or Works. Further, WRESTLER authorizes PROMOTER to execute any documents on his behalf that are required by the U.S. Patent and Trademark Office in order to protect the aforementioned Intellectual Property.

4. MERCHANDISING

4.1 WRESTLER hereby agrees that PROMOTER shall have the exclusive right: (i) during the Term of this Agreement and thereafter, as provided in this Agreement, to use and exploit WRESTLER Intellectual Property and (ii) in perpetuity, to use the PROMOTER Intellectual Property, in connection with the manufacture, production, reproduction, reissuance, manipulation, reconfiguration, distribution, sale, and other commercial exploitation in any manner, now known or hereinafter discovered, of any and all copyrighted work incorporating the WRESTLER Intellectual Property. PROMOTER shall own in perpetuity all copyrights in such copyrighted work and PROMOTER shall be entitled to obtain copyright registrations in PROMOTER’s name or on behalf of its designee. WRESTLER shall provide all reasonable assistance to PROMOTER in so obtaining such copyright registrations, and WRESTLER authorizes PROMOTER to execute any documents on WRESTLER’s behalf as attorney-in-fact that are required by the United States Copyright Office.

4.2 In addition to the perpetual rights to use and exploit WRESTLER Intellectual Property as set forth in Section 4.1 of this Agreement, WRESTLER agrees that during the Term and any applicable Sell Off Period as provided for in this Agreement, PROMOTER shall have the exclusive right to use, exploit, and license the WRESTLER Intellectual Property in connection with the manufacture, production, reproduction, reissuance, distribution, sale, and other commercial exploitation in any manner, now known or hereinafter discovered, of goods and merchandise incorporating the WRESTLER Intellectual Property.

4.3 Sell Off Period. Upon the expiration or termination of this Agreement, PROMOTER shall have the right to sell any licensed products in inventory, on hand or manufactured containing WRESTLER Intellectual Property for a period of ninety (90) days immediately following such expiration or termination (“Sell Off Period”) provided, however, that there shall be no restriction on PROMOTER’s rights to use or exploit WRESTLER Intellectual Property in connection with the perpetual rights granted herein by WRESTLER.

4.4 Book Rights. WRESTLER agrees and grants PROMOTER during the Term the unconditional and exclusive right throughout the world to use, simulate and portray WRESTLER’s name, likeness, voice, personality, personal identification and personal experiences, characters if owned by him or PROMOTER, incidents, situations and events which heretofore occurred or hereafter occur (in whole or in part) as it relates in any manner to WRESTLER’s life and WRESTLER’s wrestling career, in connection with the licensing, sublicensing, manufacture, distribution, publication, and exploitation of WRESTLER’s autobiography or authorized biography (collectively “Book Rights”).

4.5 Publishing Rights.

     (a) WRESTLER agrees and grants PROMOTER during the Term the unconditional and exclusive right throughout the world to use, simulate and portray WRESTLER’s name, likeness, voice, personality, personal identification and personal experiences, characters if owned by him or PROMOTER, incidents, situations and events which heretofore occurred or hereafter occur (in whole or in part) as it relates in any manner to WRESTLER’s life and WRESTLER’s wrestling career, in connection with the creation and sale of certain movies, or other forms of media now known or hereinafter discovered, as PROMOTER shall determine in its sole discretion (collectively “Publishing Rights”). For the avoidance of doubt, PROMOTER shall have the right to produce and develop the Book and any Publishing Rights associated therewith during the Term of the Agreement. If PROMOTER however, has begun to materially develop the concept and/or format for the Book, which shall include but not be limited to retaining a writer for the Book, in any manner during the Term in cooperation with WRESTLER which may be evidenced by working with a writer on his Book or by his prior written consent to such use, then PROMOTER shall have the right to complete, publish and/or sell the Book or such other end results of the Publishing Rights despite the expiration of the Term. Notwithstanding anything to the contrary herein, PROMOTER shall have the right in perpetuity to sell and/or distribute the Book or the end results of any Publishing Rights developed in any manner during the Term of this Agreement in cooperation with WRESTLER regardless of whether this Agreement expires or terminates for any reason whatsoever.

     (b) WRESTLER reserves no rights to himself with respect to the Publishing Rights set forth in Section 4.5(a). Notwithstanding the foregoing, PROMOTER shall use commercially reasonable efforts to attempt to provide WRESTLER with the right to approve the edited versions of the end results of any Publishing Rights associated therewith which publisher provides to PROMOTER provided WRESTLER approves such versions in accordance with the publisher’s publishing schedule. WRESTLER represents and warrants that WRESTLER has not prior hereto and shall not for a period of at least eighteen (18) months after termination of this Agreement for any reason whatsoever, authorize or grant any party other than PROMOTER the right to print, publish and/or sell any book similar to that contemplated by the Publishing Rights herein.

     (c) WRESTLER further acknowledges and agrees that PROMOTER, in its sole discretion, may sublicense any or all of the rights set forth in this Section 4.5 to a third party such as a publishing company known as Simon & Schuster, as PROMOTER may determine in its sole discretion.

     (d) WRESTLER further acknowledges and agrees that he shall cooperate and use his best efforts to work with and assist the writer or writers appointed and paid for by PROMOTER (however such amounts shall be recoupable by PROMOTER against any royalties due WRESTLER), to develop, draft and write those things contemplated by the Publishing Rights, which efforts shall include but not be limited to providing ideas and text and/or performing such reasonable activities necessary to print, publish and sell, to participate in, at PROMOTER’s expense, an author promotion tour of eight (8) days which may or may not be consecutive days during the one (1) month period immediately following first publication. The publisher and the PROMOTER shall coordinate author promotions with the touring obligations of WRESTLER so as not to cause a conflict. In all instances, the PROMOTER retains the first priority over each such tour with respect to the use and scheduling of the services of the WRESTLER.

     (e) WRESTLER hereby releases and discharges PROMOTER, the producer or developer of any Publishing Rights as set forth herein, its and their respective employees, agents, licensees, successors, and assigns from any and all claims, demands, or causes of actions brought against the foregoing parties for libel, defamation, invasion of privacy, right of publicity, infringement of copyright or violation of any other rights arising out of or relating to the WRESTLER’s life story and/or the Publishing Rights, as defined herein; provided, however that the foregoing release shall be null and void if such claims, demands, or causes of action arise from text, content or end results authored or created without input or approval from WRESTLER.

     (f) Notwithstanding anything herein to the contrary, PROMOTER shall indemnify, defend, hold harmless WRESTLER, his representatives, agents, heirs and assigns, from and against all claims, damages, liabilities, losses and costs including reasonable attorneys’ fees in connection with or relating to: (a) breach by PROMOTER of any of its representations or covenants herein; or (b) any claim that the WRESTLER’s life story and/or the Publishing Rights, or any portion thereof, authored or created without input or approval from WRESTLER, and/or any other idea, text, content or end results of every kind of the services hereafter rendered by the writer or writers appointed by PROMOTER without input or approval from WRESTLER, violates a third party’s intellectual, proprietary or privacy rights including without limitation, libel, defamation, invasion of privacy, right of publicity, patent, copyright, trademark or trade secret.

4.6. Auction Sale Rights. WRESTLER agrees and grants PROMOTER during the Term the unconditional and exclusive right throughout the world to sell via the Internet, television or through any other distribution method now known or hereafter created, by an auction method, any item containing WRESTLER Intellectual Property which shall include but not be limited to items containing WRESTLER’s signature (“Auction Sale”).

5. EXCLUSIVITY

5.1 Except as otherwise set forth in this Agreement, it is the understanding of the parties that all rights, licenses, privileges and all other items herein given or granted or assigned by WRESTLER to PROMOTER are exclusive to PROMOTER even to the exclusion of WRESTLER during the Term.

5.2 In the event WRESTLER desires upon reasonable notice to PROMOTER during the Term of this Agreement either individually or through his authorized representative(s) to participate in movies, films, commercials, product endorsements, videos, television programs or similar activities, whether or not procured by PROMOTER (collectively “Permitted Activities”) and promotional events for the Permitted Activities, WRESTLER may do so subject to PROMOTER’s approval, which shall not be unreasonably withheld or delayed provided a written sublicense is executed between PROMOTER, WRESTLER and any relevant third parties and further provided WRESTLER shall not utilize the Intellectual Property in any manner in connection with such Permitted Activities without PROMOTER’s written consent, which shall not be unreasonably withheld or delayed, and that PROMOTER retains first priority, to the exclusion of any such Permitted Activities, with respect to the use and scheduling of WRESTLER’s services at all times during the Term of this Agreement, as defined herein. It is further agreed that PROMOTER shall receive from WRESTLER a management fee to reimburse PROMOTER for its reasonable administrative costs incurred in connection with WRESTLER's participation in each such Permitted Activity, provided that PROMOTER's costs shall not be less than ten percent (10%) of any fees received by WRESTLER for each such Permitted Activity described herein. Additionally, all monies earned by WRESTLER from such Permitted Activities in a specific Contract Year shall be credited against the Minimum Annual Compensation for that Contract Year as set forth in paragraph 7.1 below.

6. TERM AND TERRITORY

6.1 The term of this Agreement was originally for five (5) years and it has been renewed until March 30, 2016 (“Term”). Each consecutive twelve (12) month period during the Term commencing with the Effective Date shall be referred to as a “Contract Year”.

6.2 Notwithstanding anything herein to the contrary, termination of this Agreement for any or no reason shall not affect PROMOTER's ownership of and rights in, including but not limited to, any Works, PROMOTER Intellectual Property and any registrations thereof, or the rights, results, products, and proceeds in and to and derived from WRESTLER during the Term of this Agreement; and the exploitation of rights set forth in Sections l, 2, 3 and 4 hereof in any and all media now known or hereinafter discovered.

6.3 The territory of this Agreement shall be the world (“Territory”).

7. PAYMENTS/ROYALTIES

7.1 (a) Unless terminated pursuant to the terms herein, PROMOTER shall pay WRESTLER each Contract Year the total sum of One Million US Dollars ($1,000,000.00) (referred to hereinafter as “Minimum Annual Compensation”). PROMOTER agrees, commencing with the Effective Date, to pay WRESTLER the Minimum Annual Compensation in fifty-two (52) weekly installments consistent with PROMOTER’s regular payment procedures.

     (b) PROMOTER shall be entitled to deduct from the Minimum Annual Compensation any fines levied against WRESTLER, as provided for in Sections 8.3 or 9.13(a); any costs or expenses paid by PROMOTER on behalf of WRESTLER, as provided for in Sections 8.1 and 9.13(b). PROMOTER shall also have the right to credit against the Minimum Annual Compensation: (i) any royalties earned by WRESTLER; (ii) any payments made to WRESTLER by PROMOTER in accordance with Section 7.2; and/or (iii) any other payments due or earned by WRESTLER for the rights granted herein or pursuant to the terms of this Agreement. For the purposes of this Agreement, any royalty payments due shall be deemed “earned” only at the time they are paid to WRESTLER.

     (c) Unless terminated for breach pursuant to Sections 12.1(a) through (f) and 12.2, if applicable, at least one hundred twenty (120) days after each Contract Year, if it is determined that WRESTLER has earned more than the Minimum Annual Compensation for services rendered during that Contract Year, WRESTLER shall be paid subject to any permitted deductions or credits in accordance with Section 7.1(b), in a one lump sum the difference between the Minimum Annual Compensation and what WRESTLER actually earned for services rendered during that Contract Year.

7.2 (a) If WRESTLER appears and performs in any Non-Televised Live Event, defined as an Event produced by PROMOTER in an arena before a live audience at which admission is charged other than those arena events which are taped or broadcast as set forth in Sections 7.2 (b) and 7.2 (c) below, WRESTLER shall be paid by PROMOTER an amount equal, in PROMOTER’s sole discretion, to such percentage of the paid receipts for such Non-Televised Live Event only as is consistent with the nature of the match in which WRESTLER appears, i.e., preliminary, mid-card, main event, etc. and any standards PROMOTER establishes specifically for such Non-Televised Live Event.

     (b) If WRESTLER appears and performs in connection with an arena or studio Event produced by PROMOTER which is taped or broadcast for use on PROMOTER's television network (“TV Taping”), WRESTLER shall be paid by PROMOTER, in its sole discretion, an amount only as is consistent with the nature of the match in which WRESTLER appears, i.e., preliminary, mid-card, main event, etc. and any standards PROMOTER establishes specifically for such TV Taping.

     (c) If WRESTLER appears and performs in connection with an arena or studio Event produced by PROMOTER which is aired or broadcast via satellite broadcast or pay-per-view distribution technology for use by PROMOTER (“Pay-Per-View”), WRESTLER shall be paid by PROMOTER an amount in accordance with the nature of the match in which WRESTLER performs, i.e., preliminary card, mid card, main event, etc., or any other standard PROMOTER, in its sole discretion, establishes specifically for that Pay-Per-View.

7.3 Royalties

     In the event that the Intellectual Property is used alone or in conjunction with the intellectual property of Other PROMOTER Talent via a Product Sale, WRESTLER shall be paid a portion of the Products' Net Receipts (or a portion of a pool thereof established for the WRESTLER and all Other Promoter Talent) received by PROMOTER with respect to the Product Sale which portion shall be established from time to time by PROMOTER and be generally consistent with other of its top talent. “Products’ Net Receipts” means the gross amount received by PROMOTER or its affiliates (directly or from a licensee) in a Product Sale less actual expenses incurred by PROMOTER or its licensing agent in connection with such Product Sale and, in certain circumstances, an administrative fee (such as, for example, costs of goods sold, licensing agent percentages and allocable portions of marketing commitments paid by PROMOTER).

     “Product Sale” shall mean the sale of any PROMOTER authorized product, merchandise, consumer material or good, which is made by or on behalf of PROMOTER.

     “Other PROMOTER Talent” shall mean a professional wrestler who has an agreement with PROMOTER and to whom PROMOTER is obligated to pay royalties.

7.4 In the event the WRESTLER and/or PROMOTER Intellectual Property are used by PROMOTER or licensed, sublicensed or assigned for non-wrestling personal appearance and performances such as personal appearances for advertising or non-wrestling promotional purposes, radio and television commercials, movies, etc., WRESTLER may earn an amount to be mutually agreed to by WRESTLER and by PROMOTER of the “Personal Appearance Net Receipts” received by PROMOTER, which amount may then also be credited against WRESTLER’s Minimum Annual Compensation, if any. “Personal Appearance Net Receipts” means the amount received by PROMOTER after payment of and provision for all of PROMOTER’s costs and expenses, except income taxes.

7.5 If PROMOTER instructs WRESTLER to appear and perform in any Events or Programs as a commentator and/or to participate in a post-Event production, non-Event production and/or voice-over activities as a commentator or otherwise, WRESTLER’s audio services shall be deemed work-for-hire and WRESTLER hereby assigns to PROMOTER and PROMOTER shall own all rights, in perpetuity, to all of WRESTLER’s commentary and WRESTLER shall not be entitled to receive any royalty payments, or any additional compensation or residual payments whatsoever, as a result of PROMOTER’s commercial exploitation of such commentary in any form, whether broadcast programming, cable programming, pay-per-view programming, videotapes, videodiscs, the internet or other mediums now known or hereafter discovered.

7.6 Subject to paragraph 12.2, as it relates to WRESTLER’s appearance or performance of any services pursuant to this Agreement, including the appearance and or performance of WRESTLER’s services at Events or at other activities conducted by PROMOTER, WRESTLER shall be eligible only for the payments and royalties specifically set forth in Sections 7.1 through 7.4.

7.7 No Royalties Paid to WRESTLER. Except as specifically set forth in Section 7.1 through 7.4 above, WRESTLER shall not be eligible for any payment or royalties with respect to any other goods, services or otherwise including without limitation to the following: television license fees; television subscription fees; internet subscription fees; subscription video on demand fees; magazine subscription fees and/or advertising; and/or distribution fees of any kind paid to PROMOTER by any entity in connection with the exploitation of the Intellectual Property.

7.8 All payments made to WRESTLER are in full without withholding, except where required by law. After the end of each calendar year, PROMOTER shall issue to WRESTLER Internal Revenue Service Form 1099 showing all payments to WRESTLER during that calendar year.

7.9 (a) PROMOTER shall prepare and send statements as to royalties payable hereunder to WRESTLER within ninety (90) days following the end of each quarter, based upon the royalties received and processed by PROMOTER in the previous quarter, together with payment of royalties, if any, earned by WRESTLER hereunder during such quarter-annual period, less advances and/or debits made by PROMOTER on WRESTLER's behalf.

     (b) PROMOTER shall maintain books of account related to the payment of royalties hereunder at its principal place of business. WRESTLER, or WRESTLER's designated independent certified public accountant who is a member in good standing of the AICPA, may at WRESTLER's sole expense examine PROMOTER's books insofar as they pertain to this Agreement for the purpose of verifying the accuracy thereof, during PROMOTER's normal business hours and upon reasonable notice. Such audit shall be conducted in a manner that will not unreasonably interfere with PROMOTER's normal business operations. WRESTLER shall not audit PROMOTER's books and records more than twice during any calendar year and no such audit shall be conducted later than eight (8) months after the most recent statement of royalties is given, delivered or sent to WRESTLER. Each audit is limited to five (5) days in duration. Statements of royalties may be changed from time to time to reflect year-end adjustments, to correct clerical errors and for similar purposes.

     (c) WRESTLER shall be deemed to have consented to all statements of royalties and all other accountings provided by PROMOTER hereunder and each such statement of royalties or other accounting shall be conclusive, final, and binding; shall constitute an account stated; and shall not be subject to any objection for any reason whatsoever unless an audit has been conducted by WRESTLER to PROMOTER within sixteen (16) months from the date the royalty statement was given, delivered or sent to WRESTLER.

     (d) No claim shall be filed pursuant to Section 13.8 below against PROMOTER or PROMOTER's affiliates that disputes any statement of royalties or accounting given by PROMOTER hereunder or that makes any claim for royalties or royalty payments, unless the same is commenced or filed within sixteen months after the date such statement or accounting is first given, delivered or sent to WRESTLER, and unless WRESTLER has first exhausted his remedies pursuant to Sections 7.9(b) and (c) above.

8. PROMOTER'S OBLIGATIONS

8.1 Although under Section 9.1 WRESTLER shall bear responsibility for obtaining appropriate licenses for participating in wrestling exhibitions, PROMOTER shall be responsible for obtaining all other appropriate licenses to conduct professional wrestling exhibitions involving WRESTLER. If PROMOTER, at its discretion, agrees to assist WRESTLER in obtaining such licenses, which shall include any permits, visas, or otherwise, WRESTLER shall reimburse PROMOTER for its fees and expenses incurred in connection therewith.

8.2 PROMOTER shall bear the following costs in connection with the development and enhancement of the value of WRESTLER's performance hereunder and WRESTLER’s standing in the professional wrestling community, all of which shall benefit WRESTLER:

     (a) In connection with WRESTLER's appearances and performance at Events staged before a live audience, PROMOTER shall bear the cost of location rental, PROMOTER's third party comprehensive liability insurance for the benefit of the venues, applicable state and local admission taxes, promotional assistance, sound and light equipment, wrestling ring, officials, police and fire protection, and such additional security guards as PROMOTER shall require in its discretion during a professional wrestling match;

     (b) In connection with the production, distribution, and exploitation of the Footage, PROMOTER shall bear all costs incurred in connection with such production, distribution, broadcast, transmission or other forms of mass media communication; and

     (c) In connection with any product or service licensing activities and/or merchandising activities, PROMOTER shall bear all costs of negotiating, securing or otherwise obtaining the product or service licensing arrangements, including costs of agents, consultants, attorneys and others involved in making the product or service licensing activities; and PROMOTER shall bear all costs of creating, designing, developing, producing and marketing merchandise or services. In order to fulfill these obligations, PROMOTER may make any arrangements, contractual or otherwise, it deems appropriate to delegate, assign, or otherwise transfer its obligations.

8.3 (a) PROMOTER shall schedule the Events and book WRESTLER for the Events. In doing so, PROMOTER shall select the time and location of the Events at which WRESTLER is booked, WRESTLER's opponent, and any other wrestlers who will appear at such Event. PROMOTER shall provide WRESTLER with reasonable advance notice of the date, time, and place of any such Event, and WRESTLER shall appear at the designated location for any such Event no later than one hour before the designated time. If WRESTLER fails to appear as required without advance twenty-four (24) hours notice to PROMOTER and PROMOTER must substitute another wrestler to appear in WRESTLER's place at the Event, then PROMOTER may fine, suspend or terminate WRESTLER in its sole discretion.

     (b) PROMOTER agrees that it will use commercially reasonably efforts to limit the number of pay-per-views, non-televised live events and shows taped or broadcast live for television (“Dates”) each year of the Term that WRESTLER will perform his wrestling services for or on behalf of PROMOTER; provided however, that WRESTLER shall not be required by PROMOTER to perform his wrestling services beyond a maximum of one hundred eighty (180) Dates per year (i.e., no more than fifteen (15) Dates per month) of the Term. The parties must mutually agree before WRESTLER will perform wrestling services beyond one hundred eighty (180) Dates in any year of the Term, or beyond fifteen (15) Dates per month.

8.4 Notwithstanding the above, if WRESTLER shall be prevented from appearing at an Event by reason of Force Majeure, the above fines shall not be imposed. For purposes of this Agreement, Force Majeure shall mean any act of God, fire, flood, war or other calamity; strike or labor difficulties; any governmental action or any other serious emergency affecting WRESTLER which occurrence is beyond WRESTLER's reasonable control, and, which despite best efforts prohibits WRESTLER’s performance or appearance at such Event.

9. WRESTLER'S OBLIGATIONS

9.1 WRESTLER shall bear responsibility for obtaining all appropriate licenses to engage in, participate in, or otherwise appear in professional wrestling exhibitions.

9.2 WRESTLER shall be responsible for WRESTLER’s own training, conditioning, and maintenance of wrestling skills and abilities, as long as they do not interfere with WRESTLER's appearance at scheduled events as follows:

     (a) WRESTLER shall establish his own training program, shall select time of training, duration of training, exercises, pattern of exercise and other actions appropriate to obtaining and maintaining physical fitness for wrestling. WRESTLER shall select his own training apparatus, including mats, weights, machines and other exercise paraphernalia. WRESTLER is responsible for supplying his own training facilities and equipment, whether by purchase, lease, license, or otherwise; and

     (b) WRESTLER shall establish his own method of physical conditioning, shall select time for conditioning, duration of conditioning and form of conditioning. WRESTLER shall select time for sleep, time for eating, and time for other activities. WRESTLER shall select his own foods, vitamins and other ingested items, excepting illegal and/or controlled substances and drugs.

9.3 WRESTLER shall be responsible for providing all costumes, wardrobe, props, and make-up necessary for the performance of WRESTLER's services at any Event and WRESTLER shall bear all costs incurred in connection with his transportation to and from any such Events (except for those transportation costs which are covered by PROMOTER's then current Travel Policy), as well as the costs of food consumed and hotel lodging utilized by WRESTLER in connection with his appearance at such Events. Notwithstanding anything in this Agreement to the contrary, PROMOTER agrees to pay for all airline travel expenses incurred in connection with WRESTLER’s performance of his services hereunder for or on behalf of PROMOTER. To that end, PROMOTER agrees to provide WRESTLER with “First Class” round-trip airfare in connection with the performance of services hereunder on all flights originating and ending within the United States and Canada, and round-trip business international class airfare on all flights in connection with the performance of services hereunder which originate and/or end anywhere outside the United States and Canada.

9.4 WRESTLER shall use best efforts in employing WRESTLER’s skills and abilities as a professional wrestler and be responsible for developing and executing the various details, movements, and maneuvers required of wrestlers in a professional wrestling exhibition.

9.5 WRESTLER shall take such precautions as are appropriate to avoid any unreasonable risk of injury to himself and to others in any and all Events. These precautions shall include, without limitation, pre-match review of all wrestling moves and maneuvers with wrestling partners and opponents; and pre-match demonstration and/or practice with wrestling partners and opponents to insure familiarity with anticipated wrestling moves and maneuvers during a wrestling match. In the event of injury to WRESTLER, and/or WRESTLER’s partners and opponents during a wrestling match, WRESTLER shall immediately signal partner, opponent and/or referees that it is time for the match to end; and WRESTLER shall finish the match forthwith so as to avoid aggravation of such injury.

9.6 WRESTLER shall use best efforts in the ring in the performance of wrestling services for a match or other activity, in order to provide an honest exhibition of WRESTLER’s wrestling skills and abilities, consistent with the customs of the professional wrestling industry; and WRESTLER agrees all matches shall be finished in accordance with the PROMOTER's direction. Breach of this Section 9.6 may cause a forfeiture of any payments due WRESTLER pursuant to Section 7 and may entitle PROMOTER to terminate this Agreement, but such breach shall not terminate PROMOTER's licenses and other rights under this Agreement.

9.7 WRESTLER agrees to cooperate and assist without any additional payment in the publicizing, advertising and promoting of scheduled Events, including without limitation, appearing at and participating in a reasonable number of joint and/or separate press conferences, interviews, and other publicity or exploitation appearances or activities (any or all of which may be filmed, taped, or otherwise recorded, telecast by any form of television now known or hereafter discovered, including without limitation free, cable, pay cable, subscription video on demand, video on demand and closed circuit and pay-per-view television, broadcast, exhibited, distributed, and used in any manner or media and by any art, method, or device now known or hereafter created, including without limitation by means of videodisc, video cassette, theatrical motion picture and/or non-theatrical motion picture and Internet), at times and places designated by PROMOTER, in connection therewith.

9.8 WRESTLER acknowledges the right of PROMOTER to make decisions with respect to the preparation and exploitation of the Footage and/or the exercise of any other rights respecting WRESTLER and/or PROMOTER Intellectual Property, and in this connection WRESTLER acknowledges and agrees that PROMOTER's decision with respect to any agreements disposing of the rights to the WRESTLER and/or PROMOTER Intellectual Property are final, except as to WRESTLER's legal name, which PROMOTER may only dispose of upon WRESTLER's written consent. WRESTLER agrees to execute any agreements PROMOTER deems necessary in connection with any such agreements, and if WRESTLER is unavailable or refuses to execute such agreements after a reasonable opportunity to review, PROMOTER is hereby authorized to do so in WRESTLER's name as WRESTLER's attorney-in-fact. PROMOTER shall provide to WRESTLER copies of all documents so executed.

9.9 WRESTLER agrees to cooperate fully and in good faith with PROMOTER to obtain any and all documentation, applications or physical examinations as may be required by any governing authority with respect to WRESTLER's appearance and/or performance in a professional wrestling match.

9.10 WRESTLER, on behalf of himself and his heirs, successors, assigns and personal representatives, shall indemnify and defend PROMOTER and PROMOTER's licensees, assignees, parent corporation, subsidiaries and affiliates and its and their respective officers, directors, employees, advertisers, insurers and representatives and hold each of them harmless against any claims, demands, liabilities, actions, costs, suits, reasonable outside attorneys’ fees, proceedings or expenses, incurred by any of them by reason of WRESTLER's material breach of any warranty, undertaking, representation, agreement, or certification made or entered into herein or hereunder by WRESTLER. Furthermore, WRESTLER, on behalf of himself and his heirs, successors, assigns and personal representatives, shall indemnify and defend PROMOTER and PROMOTER’s licensees, assignees, parent corporation, subsidiaries and affiliates and its and their respective officers, directors, employees, advertisers, insurers and representatives and hold each of the harmless against any and all claims, demands, liabilities, actions, costs, suits, attorneys’ fees, proceedings or expenses, incurred by any of them, arising out of WRESTLER'S acts, transactions and/or conduct (which are not directed by PROMOTER) within or around the ring, hallways, dressing rooms, parking lots, or other areas within or in the immediate vicinity of the facilities where PROMOTER has scheduled Events at which WRESTLER is booked. PROMOTER on behalf of its parent company, subsidiaries, successors and assigns and its and their officers, directors, employees, agents and representatives shall indemnify WRESTLER and hold WRESTLER harmless against any claims, demands, liabilities, actions, costs, suits, reasonable outside attorneys’ fees, proceedings or expenses, incurred by WRESTLER by reason of PROMOTER’s material breach of its warranties, undertakings, representations, agreements or certifications made under this Agreement.

9.11 WRESTLER shall be responsible for payment of all of WRESTLER’s own Federal, state or local income taxes; all social security, FICA and FUTA taxes, if any, as well as all contributions to retirement plans and programs, or other supplemental income plan or program that would provide WRESTLER with personal or monetary benefits upon retirement from professional wrestling.

9.12 (a) WRESTLER SHALL BE RESPONSIBLE FOR HIS OWN COMMERCIAL GENERAL LIABILITY INSURANCE, WORKER'S COMPENSATION INSURANCE, PROFESSIONAL LIABILITY INSURANCE, AS WELL AS ANY EXCESS LIABILITY INSURANCE, AS HE DEEMS APPROPRIATE TO INSURE, INDEMNIFY AND DEFEND WRESTLER WITH RESPECT TO ANY AND ALL CLAIMS ARISING OUT OF HIS OWN ACTS, TRANSACTIONS, OR CONDUCT AS A PROFESSIONAL WRESTLER.

     (b) WRESTLER ACKNOWLEDGES THAT THE PARTICIPATION AND ACTIVITIES REQUIRED BY WRESTLER IN CONNECTION WITH HIS PERFORMANCE IN A PROFESSIONAL WRESTLING EXHIBITION MAY BE DANGEROUS AND MAY INVOLVE THE RISK OF SERIOUS BODILY INJURY, INCLUDING DEATH. WRESTLER KNOWINGLY AND FREELY ASSUMES FULL RESPONSIBILITY FOR ALL SUCH INHERENT RISKS AS WELL AS THOSE DUE TO THE NEGLIGENCE OF PROMOTER OR OTHER WRESTLERS.

     (c) WRESTLER HEREBY RELEASES, WAIVES AND DISCHARGES PROMOTER FROM ALL LIABILITY TO WRESTLER AND COVENANTS NOT TO SUE PROMOTER FOR ANY AND ALL LOSS OR DAMAGE ON ACCOUNT OF INJURY TO THEIR PERSON OR PROPERTY OR RESULTING IN SERIOUS OR PERMANENT INJURY TO WRESTLER OR IN WRESTLER’S DEATH, WHETHER CAUSED BY NEGLIGENCE OF PROMOTER OR OTHER WRESTLERS UNDER CONTRACT TO PROMOTER.

     (d) NOTWITHSTANDING PROMOTER’S CURRENT POLICY OF PAYING MEDICAL EXPENSES FOR INJURIES WRESTLER MAY INCUR WHILE PERFORMING UNDER THIS AGREEMENT, WRESTLER SHALL MAINTAIN, AT HIS COST AND EXPENSE, HEALTH INSURANCE COVERAGE. THIS HEALTH INSURANCE MUST REMAIN IN EFFECT FOR THE TERM OF THE AGREEMENT, AND WRESTLER SHALL PROVIDE PROMOTER PROOF OF THIS INSURANCE ANNUALLY. WRESTLER MAY AT HIS ELECTION OBTAIN HEALTH, LIFE AND/OR DISABILITY INSURANCE TO PROVIDE BENEFITS IN THE EVENT OF PHYSICAL INJURY ARISING OUT OF OTHER PROFESSIONAL ACTIVITIES; AND WRESTLER ACKNOWLEDGES THAT PROMOTER SHALL NOT HAVE ANY RESPONSIBILITY FOR SUCH INSURANCE OR PAYMENT IN THE EVENT OF PHYSICAL INJURY ARISING OUT OF HIS PROFESSIONAL ACTIVITIES.

     (e) IN THE EVENT OF PHYSICAL INJURY ARISING OUT OF WRESTLER’S PROFESSIONAL ACTIVITIES, WRESTLER ACKNOWLEDGES THAT AS AN INDEPENDENT CONTRACTOR HE IS NOT ENTITLED TO ANY WORKERS’ COMPENSATION COVERAGE OR SIMILAR BENEFITS FOR INJURY, DISABILITY, DEATH OR LOSS OF WAGES; AND WRESTLER SHALL MAKE NO CLAIM AGAINST PROMOTER FOR SUCH COVERAGE OR BENEFIT.

9.13 (a) WRESTLER shall act at all times with due regard to public morals and conventions during the Term of this Agreement. Except as to such actions specifically directed by PROMOTER, if WRESTLER shall have committed or shall commit any act or do anything that is or shall be an offense or violation involving moral turpitude under Federal, state or local laws, or which brings WRESTLER into public disrepute, contempt, scandal or ridicule, or which insults or offends the community or any employee, agent or affiliate of PROMOTER or which injures WRESTLER’s reputation in PROMOTER's sole judgment, or diminishes the value of WRESTLER’s professional wrestling services to the public or PROMOTER, then at the time of any such act, or any time after PROMOTER learns of any such act, PROMOTER shall have the right to fine WRESTLER in an amount to be determined by PROMOTER; and PROMOTER shall have the right to immediately suspend WRESTLER and/or terminate this Agreement pursuant to Section 12.

     (b) Should at any time during the Term, WRESTLER be involved in any way with a criminal or civil legal proceeding or regulatory or administrative hearing (e.g., immigration hearing) or otherwise (“Proceeding”), PROMOTER shall have the right but not the obligation to retain counsel to represent WRESTLER in the Proceeding and PROMOTER shall be entitled to deduct from the Minimum Annual Compensation any and all costs and expense (including attorney’s fees) related to the Proceeding. WRESTLER agrees that should PROMOTER retain counsel pursuant to this Section 9.13(b), PROMOTER shall not be admitting that PROMOTER has any obligation, liability, and/or responsibility whatsoever in connection with the Proceeding.

9.14 During the Term, WRESTLER acknowledges and agrees that he shall not work or perform in any capacity for any other martial arts or wrestling organization and/or entity not owned or controlled by PROMOTER or any affiliated or subsidiary company thereof, including without limitation appearances in live events, pay-per-view or other televised events.

10. WARRANTY

10.1 WRESTLER represents, warrants, and agrees that WRESTLER is free to enter into this Agreement and to grant the rights and licenses herein granted to PROMOTER; WRESTLER has not heretofore entered and shall not hereafter enter into any contract or agreement which is in conflict with the provisions hereof or which would or might interfere with the full and complete performance by WRESTLER of his obligations hereunder or the free and unimpaired exercise by PROMOTER of any of the rights and licenses herein granted to it; WRESTLER further represents and warrants there are no prior or pending claims, administrative proceedings, civil lawsuits, criminal prosecutions or other litigation matters, including without limitation any immigration or athletic commission related matters, affecting WRESTLER which would or might interfere with PROMOTER's full and complete exercise or enjoyment of any rights or licenses granted hereunder. Any exceptions to this Warranty are set forth in Exhibit C, attached hereto.

10.2 WRESTLER represents and warrants that WRESTLER is in sound mental and physical condition; that WRESTLER is suffering from no disabilities or pre-existing conditions or injuries that would impair or adversely affect WRESTLER’s ability to perform professional wrestling services; and that WRESTLER is free from the influence of illegal drugs or controlled substances, which can threaten WRESTLER’s well being and pose a risk of injury to WRESTLER or others. To insure compliance with this warranty, WRESTLER shall abide by any drug policy for wrestlers, as conveyed to WRESTLER and/or his representative(s) as well as any and all amendments, additions or modifications to PROMOTER’s drug policy implemented during the Term of this Agreement and WRESTLER further consents to sampling and testing, in accordance with such policy. In addition, WRESTLER agrees to submit no less than annually to complete physical examination(s) by a physician either selected or approved by PROMOTER.

10.3 PROMOTER reserves the right to have WRESTLER examined by a physician of its own choosing at its expense at any point during the Term of this Agreement. WRESTLER shall have the right to have his own physician present at such examinations.

11. EARLY TERMINATION

11.1 This Agreement may be terminated prior to the end of its Term by a written instrument executed by each of the parties expressing their mutual consent to so terminate without any further liability on the part of either party except for all royalty payments due WRESTLER in accordance with Section 7.

11.2 This Agreement will be terminated by WRESTLER's death during the Term, with no further compensation or other appearance fees due WRESTLER's heirs, successors, personal representatives or assigns other than that which has been earned by WRESTLER but not yet paid as of the date of death. PROMOTER shall, however, continue to pay WRESTLER’s heirs, successors, personal representatives or assigns any royalties earned pursuant to Paragraph 7 that would have been due WRESTLER had he lived.

11.3 Upon the termination of this Agreement for any reason, including without limitation any material, uncured breach, the parties acknowledge and agree that PROMOTER shall own all right, title and interest in all Footage, Works, PROMOTER Intellectual Property and any registrations thereof and PROMOTER shall have the exclusive right to sell or otherwise dispose of any materials, goods, merchandise or other items (i) produced during the Term of this Agreement incorporating any WRESTLER Intellectual Property, and (ii) produced incorporating WRESTLER Intellectual Property, in perpetuity.

12. BREACH

12.1 Except as otherwise set forth herein, in addition to those reasons set forth elsewhere in this Agreement, PROMOTER shall have the right, in its sole discretion, to immediately suspend or terminate this Agreement, both as to services and compensation, if any of the following occurs:

     (a) WRESTLER violates any drug policy, as conveyed to WRESTLER and/or his representative(s) adopted, amended, or modified by PROMOTER during the Term of this Agreement and/or fails or refuses to take any drug test directed to be taken by PROMOTER pursuant to Section 10.2;

     (b) WRESTLER is habitually late and/or absent for scheduled Events or appearances as PROMOTER determines in its sole discretion;

     (c) Subject to Section 10.2, WRESTLER fails any physical examination conducted on behalf of PROMOTER, as required herein;

     (d) Subject to Section 10.2, WRESTLER fails to maintain physical condition or training such that his weight, and/or his performance is unsatisfactory as determined by PROMOTER in its sole discretion;

     (e) PROMOTER, on behalf of WRESTLER, is unable to obtain any necessary athletic commission licenses or immigration documents, including, but not limited to visas; or

     (f) WRESTLER breaches Section 9.13(a).

12.2 In the event that WRESTLER materially breaches this Agreement, PROMOTER may seek to recover such actual direct damages as may be established in a court of law, as provided in Section 13.8. In addition, in the event of an termination pursuant to this Section 12.2, WRESTLER shall forfeit any further payments due pursuant to Section 7. WRESTLER shall not appear under, use, refer to or exploit in any manner, parenthetically or otherwise, the WRESTLER Intellectual Property for the remainder of the Term and the PROMOTER Intellectual Property forever. Further, at PROMOTER's sole option, the Term of this Agreement may be extended by the term of any suspension period, in whole or in part, with all other terms and conditions hereof remaining in full force and effect during such extended period. In the event WRESTLER materially breaches this Agreement, WRESTLER acknowledges and agrees that he shall not work or perform in any capacity in the United States for any other wrestling organization and/or entity not owned or controlled by PROMOTER or any affiliated or subsidiary company thereof, including without limitation appearances in live events, pay-per-view or other similar televised events, for one (1) year from the date of the termination of this Agreement as a result of breach of this Agreement by WRESTLER.

12.3 The parties further agree that because of the special, unique, and extraordinary nature of the obligations of PROMOTER and WRESTLER respecting all rights and licenses concerning bookings, promoting, Footage, Events, Intellectual Property, which are the subject matter of this Agreement, WRESTLER's material breach of this Agreement may cause PROMOTER irreparable injury which cannot be adequately measured by monetary relief; as a consequence PROMOTER shall be entitled to seek and obtain injunctive and other equitable relief against WRESTLER to prevent WRESTLER's breach or default hereunder and such injunction or equitable relief shall be without prejudice to any other rights, remedies or damages which PROMOTER is legally entitled to obtain.

12.4 In no circumstances, whatsoever, shall either party to this Agreement be liable to the other party for any punitive or exemplary damages; and all such damages, whether arising out of the breach of this Agreement or otherwise, are expressly waived.

13. MISCELLANEOUS

13.1 Nothing contained in this Agreement shall be construed to constitute WRESTLER as an employee, partner or joint venturer of PROMOTER, nor shall WRESTLER have any authority to bind PROMOTER in any respect. WRESTLER is an independent contractor and WRESTLER shall execute and hereby irrevocably appoints PROMOTER attorney-in-fact to execute, if WRESTLER refuses to do so, any instruments necessary and consistent herewith to accomplish or confirm the foregoing or any and all of the rights granted to PROMOTER herein. PROMOTER shall provide to WRESTLER copies of all documents so executed.

13.2 This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and all prior understandings, negotiations and agreements are merged in this Agreement. There are no other agreements, representations, or warranties not set forth herein with respect to the subject matter hereof; and the parties expressly acknowledge that any representation, promise or inducement by any party to any other party that is not embodied in this Agreement is not part of this Agreement, and they agree that no party shall be bound by or liable for any such alleged representation, promise or inducement not set forth herein.

13.3 This Agreement may not be changed or altered except in writing signed by PROMOTER and WRESTLER.

13.4 If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, invalid, or unenforceable in such jurisdiction, the remainder of such provision shall not thereby be affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce or modify the duration, area, or matter of such provision, and, in its reduced or modified form, such provision shall then be enforceable and shall be enforced.

13.5 PROMOTER shall have the right to assign, license, or transfer any or all of the rights granted by WRESTLER to PROMOTER pursuant to the terms of this Agreement to any person, firm or corporation, provided that such assignee has the financial ability to meet the PROMOTER’s obligations hereunder, and if any assignee shall assume in writing PROMOTER's obligations hereunder, PROMOTER shall have no further obligations to WRESTLER. WRESTLER may not assign, transfer or delegate his rights or obligations hereunder and any attempt to do so shall be void.

13.6 Any notices required or desired hereunder shall be in writing and shall be deemed given when personally delivered or if mailed by certified mail, return receipt requested or registered mail, when deposited in the United States Mail, postage prepaid, or if telecopied, when telecopied with prompt confirmation by mail thereafter, or if sent by courier service, when deposited with such service, or if sent by overnight delivery service, on the next business day following delivery to such service. Notices shall be addressed as follows (unless either party at any time or times designates another address for itself by notifying the other party thereof as provided herein):

TO PROMOTER:	TO WRESTLER:

World Wrestling Entertainment, Inc. Attn: General Counsel 1241 E. Main Street Stamford, CT 06902	Paul Levesque

13.7 This Agreement is made in Connecticut and shall be governed by and interpreted in accordance with the laws of the State of Connecticut, exclusive of its provisions relating to conflicts of law.

13.8 In the event there is any claim, dispute, or other matter in question arising out of or relating to this Agreement, the enforcement of any provisions therein, or breach of any provision thereof, it shall be submitted to the Federal, state or local courts, as appropriate, only in the State of Connecticut. This provision to submit all claims, disputes or matters in question to the Federal or state courts in the State of Connecticut shall be specifically enforceable; and each party, hereby waiving personal service of process and venue, consents to jurisdiction in Connecticut for purposes of any other party seeking or securing any legal and/or equitable relief.

14. CONFIDENTIALITY

14.1 (a) Other than as may be required by applicable law, government order or regulations, or by order or decree of the Court, WRESTLER hereby acknowledges and agrees that in further consideration of PROMOTER's entering into this Agreement, WRESTLER shall not, at any time during the Term of this Agreement, or after the termination of this Agreement for any or no reason whatsoever, disclose to any person, organization, or publication, or utilize for the benefit or profit of WRESTLER or any other person or organization, any sensitive or otherwise confidential business information, idea, proposal, secret, or any proprietary information obtained while with PROMOTER and/or regarding PROMOTER, its employees, independent contractors, agents, officers, directors, subsidiaries, affiliates, divisions, representatives, or assigns. Included in the foregoing, by way of illustration only and not limitation, are such items as reports, business plans, sales information, cost or pricing information, lists of suppliers or customers, talent lists, story lines, scripts, story boards or ideas, routines, gags, costumes or parts of costumes, accessories, crowns, inventions, championship, title or other belts (if applicable) and any other tangible or intangible materials written, composed, submitted, added, improvised, or created by or for WRESTLER in connection with appearances in the Footage, information regarding any contractual relationships maintained by PROMOTER and/or the terms thereof, and/or any and all information regarding wrestlers engaged by PROMOTER.

     (b) Notwithstanding the foregoing, WRESTLER’s obligation of confidentiality shall not include information which:

(i)	at the time of disclosure was in the public domain;

(ii)	after such disclosure becomes generally available to the public other than through any act or omission by WRESTLER; and

(iii)	is required to be disclosed by any court of competent jurisdiction, provided that prior written notice of such disclosure is furnished to PROMOTER in a timely manner in order to afford PROMOTER an opportunity to seek a protective order against such disclosure.

14.2 WRESTLER acknowledges and agrees that his agreement to be bound by the terms hereof is a material condition of PROMOTER's willingness to use and continue to use WRESTLER’s services. Other than as may be required by applicable law, government order or regulation; or by order or decree of the court, the parties agree that neither of them shall publicly divulge or announce, or in any manner disclose, to any third party, any of the specific terms and conditions of this Agreement; and both parties warrant and covenant to one another that none of their officers, directors, employees or agents will do so either. Notwithstanding the foregoing, WRESTLER shall be free to disclose the terms and conditions of this Agreement to his lawyers, agents, financial advisers and spouse and PROMOTER shall be free to disclose the terms and conditions of this Agreement to its lawyers, accountants and to those employees who have a legitimate need to know such information.

14.3 This Agreement and any amendments thereto may be executed in counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute the same instrument. Counterparts may be executed either in original or faxed form and the parties adopt any signatures received by a receiving fax machine as original signatures of the parties. All of the terms and conditions of any Exhibits shall be incorporated herein by reference and shall be made a part hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year written below.

WORLD WRESTLING	PAUL LEVESQUE
ENTERTAINMENT, INC.	(“WRESTLER”)
(“PROMOTER”)

By: /s/ John Laurinaitis	By: /s/ Paul Levesque
John Laurinaitis	Paul Levesque
Vice President of Talent Relations

Date: December 22, 2011	Date: December 22, 2011

EXHIBIT A

WRESTLER INTELLECTUAL PROPERTY

Paul Levesque